Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six Months	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	June 30, 2010	December 31, 2009	December 31, 2008 (1)	December 31, 2007 (1)	December 31, 2006 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$48,972	$76,413	$98,492	$219,364	$137,306

(Plus):
Equity in income of unconsolidated entities, net of distributions received	2,093	5,475	6,728	9,532	7,478
Amortization of capitalized interest (2)	7,343	14,035	12,428	9,941	7,503

Earnings before fixed charges	$58,408	$95,923	$117,648	$238,837	$152,287

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$2,907	$6,241	$5,287	$3,165	$1,410
Interest expense	83,999	150,323	114,910	92,175	103,910
Interest capitalized	19,491	48,226	74,621	73,118	46,388
Preferred dividend	—	—	10,454	8,700	8,700

Total fixed charges (3)	$106,397	$204,790	$205,272	$177,158	$160,408

(Less):
Interest capitalized	19,491	48,226	74,621	73,118	46,388
Preferred dividend	—	—	10,454	8,700	8,700

Earnings (4)	$145,314	$252,487	$237,845	$334,177	$257,607

Ratio (4 divided by 3)	1.37	1.23	1.16	1.89	1.61

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	June 30, 2010	December 31, 2009	December 31, 2008 (1)	December 31, 2007 (1)	December 31, 2006 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$48,972	$76,413	$98,492	$219,364	$137,306

(Plus):
Equity in income of unconsolidated entities, net of distributions received	2,093	5,475	6,728	9,532	7,478
Amortization of capitalized interest (2)	7,343	14,035	12,428	9,941	7,503

Earnings before fixed charges	$58,408	$95,923	$117,648	$238,837	$152,287

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$2,907	$6,241	$5,287	$3,165	$1,410
Interest expense	83,999	150,323	114,910	92,175	103,910
Interest capitalized	19,491	48,226	74,621	73,118	46,388

Total fixed charges (3)	$106,397	$204,790	$194,818	$168,458	$151,708

(Less):
Interest capitalized	19,491	48,226	74,621	73,118	46,388

Earnings (4)	$145,314	$252,487	$237,845	$334,177	$257,607

Ratio (4 divided by 3)	1.37	1.23	1.22	1.98	1.70

(1)	The results of operations for 2006 through 2010 have been adjusted to reflect discontinued operations for properties sold or held for sale as of June 30, 2010.

(2)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).